UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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First Century Bankshares

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FIRST CENTURY BANKSHARES, INC.

500 Federal Street

Bluefield, West Virginia 24701

March 24, 2008

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of First Century Bankshares, Inc., (the “Company”) a West Virginia corporation and owner of 100% of the outstanding common stock of its subsidiary, First Century Bank, N.A., Bluefield, West Virginia, which will be held on Tuesday, April 22, 2008, at 3:00 o’clock p.m., at the First Century Bank Seminar Center, 525 Federal Street, Bluefield, West Virginia 24701.

It is important that your shares be represented at the meeting. Whether or not you plan to attend the meeting, you are requested to complete, date, sign and return the enclosed proxy in the enclosed envelope for which postage has been paid. If you have any questions regarding the information in the attached proxy materials, please do not hesitate to call First Century Bank, N.A., (304) 325-8181.

You will be asked at the meeting to fix the number of directors for the Company for the ensuing year at fourteen (14), and to elect the nominees submitted for your consideration in the accompanying Proxy Statement. You will also be asked to ratify the selection of the Company’s independent registered public accounting firm for the year ending December 31, 2008.

You are urged to read this accompanying Proxy Statement carefully, as it contains detailed information regarding the nominees for directors of the Corporation and the independent registered public accounting firm of the Corporation.

Very truly yours,

/s/ B. L. Jackson, Jr.
B. L. Jackson, Jr.
Chairman of the Board

/s/ R. W. Wilkinson
R. W. Wilkinson, President and Chief Executive Officer

FIRST CENTURY BANKSHARES, INC.

500 Federal Street

Bluefield, West Virginia 24701

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME	3:00 p.m. on Tuesday, April 22, 2008

PLACE	First Century Bank Seminar Center 525 Federal Street Bluefield, West Virginia 24701

ITEMS OF BUSINESS

(1)    To fix the number of directors for the Company for the ensuing year at fourteen (14) and to elect the nominees submitted for your consideration;

(2)    Ratify the selection of the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008; and

(3)    To transact such other business as may properly come before the meeting. The Board of Directors at present knows of no other business to come before the annual meeting.

RECORD DATE	Only those shareholders of record at the close of business on March 10, 2008, shall be entitled to notice and to vote at the meeting.

ANNUAL REPORT	Our 2007 Annual Report, which is not a part of the proxy materials, is enclosed.

PROXY VOTING	It is important that your shares be represented and voted at the Meeting. Please MARK, SIGN, DATE and PROMPTLY RETURN the enclosed proxy card in the postage-paid envelope. Any proxy may be revoked prior to its exercise at the Meeting.

March 24, 2008	B. L. Jackson, Jr. Chairman of the Board

i

ii

First Century Bankshares, Inc.
500 Federal Street
Bluefield, West Virginia 24701

PROXY STATEMENT

These proxy materials are delivered in connection with the solicitation by the Board of Directors of First Century Bankshares, Inc. (“First Century,” the “Company,” “we,” or “us”), a West Virginia corporation, of proxies to be voted at our 2008 Annual Meeting of Shareholders and at any adjournment or postponement.

You are invited to attend our Annual Meeting of Shareholders on April 22, 2008, beginning at 3:00 p.m. The Meeting will be held at the First Century Bank Seminar Center, 525 Federal Street, Bluefield, West Virginia 24701.

Shareholders Entitled to Vote

Holders of record of First Century common shares at the close of business on March 10, 2008, are entitled to receive this notice and to vote their shares at the Annual Meeting. As of that date, there were 1,910,804 common shares outstanding. Each common share is entitled to one vote on each matter properly brought before the Meeting.

Proxies

Your vote is important. Shareholders of record may vote their proxies by mail. If you choose to vote by mail, a postage-paid envelope is provided.

Proxies may be revoked at any time before they are exercised by (1) written notice to the Secretary of the Company, (2) timely delivery of a valid, later-dated proxy or (3) voting at the Annual Meeting.

You may save us the expense of a second mailing by voting promptly. Choose one of the following voting methods to cast your vote.

Vote By Mail

If you choose to vote by mail, simply mark your proxy, date and sign it, and return it to us in the postage-paid envelope provided.

Voting at the Annual Meeting

The method by which you vote now will in no way limit your right to vote at the Annual Meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Meeting.

All shares that have been properly voted and not revoked will be voted at the Annual Meeting in accordance with your instructions. If you sign your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.

Voting on Other Matters

If any other matters are properly presented at the Annual Meeting for consid-eration, the persons named in the enclosed form of proxy will have the discretion to vote on those matters for you. At the date this proxy statement went to press, we do not know of any other matter to be raised at the Annual Meeting.

List of Shareholders

If a shareholder requests a list of shareholders entitled to vote at the Annual Meeting for purposes of soliciting the shareholders or sending a written communication to the shareholders, then the Company will either (i) provide the list to the requesting shareholder upon receipt of an affidavit of the requesting shareholder that he will not use the list for any purpose other than to solicit shareholders with respect to the Annual Meeting; or (ii) mail the requesting shareholder’s materials to the shareholders.

Required Vote

The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by the shareholders entitled to vote at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

On the record date, there were 1,910,804 shares of common stock outstanding which are held by approximately 471 shareholders of record. A majority of the outstanding shares of First Century Bankshares, Inc. will constitute a quorum at the meeting.

A plurality of the votes cast is required for the election of Directors. Abstentions and broker “non-votes” are not counted for purposes of the election of Directors.

In the election of directors, shareholders cast one (1) vote for each nominee for each share held. However, every shareholder has the right of cumulative voting, in person or by proxy, in the election of directors. Cumulative voting gives each shareholder the right to aggregate all votes which he or she is entitled to cast in the election of directors and to cast all such votes for one candidate or distribute them among as many candidates and in such a manner as the shareholder desires.

The affirmative vote of a majority of the votes cast is required to approve the appointment of Brown, Edwards & Company LLP. Abstentions and broker “non-votes” are not counted for purposes of approving this matter.

Cumulative Voting

At our 2008 Annual Meeting, the number of directors to be elected is fourteen (14). Each shareholder has the right to cast fourteen (14) votes in the election of directors for each share of stock held on the record date. If you wish to exercise, by proxy, your right to cumulative voting in the election of directors, you must provide a proxy showing how your votes are to be distributed among one or more candidates. Unless contrary instructions are given by a shareholder who signs and returns a proxy, all votes for the election of directors represented by such proxy will be divided equally among the fourteen (14) nominees. If cumulative voting is invoked by any shareholder, the vote represented by the proxies delivered pursuant to this solicitation, which do not contain contrary instructions, may be cumulated at the discretion of the Board of Directors of First Century Bankshares, Inc. in order to elect to the Board of Directors the maximum nominees named in this proxy statement.

Cost of Proxy Solicitation

We will pay the expenses of soliciting proxies. Proxies may be solicited on our behalf by Directors, officers or employees in person or by telephone, electronic transmission, facsimile transmission or by telegram. Brokers, fiduciaries, custodians and other nominees have been requested to forward solicitation materials to the beneficial owners of the Company’s common stock. Upon request we will reimburse these entities for their reasonable expenses.

Shareholder Account Maintenance

Registrar and Transfer Company is our Transfer Agent. All communications concerning accounts of shareholders of record, including address changes, name changes, inquiries as to requirements to transfer common shares and similar issues can be handled by contacting:

Registrar and Transfer Company

10 Commerce Drive

Cranford, New Jersey 07016-3572

(800) 368-5948

www.rtco.com

GOVERNANCE OF THE COMPANY

Board and Committee Membership

During 2007, the Board of Directors met six (6) times.

The Board of Directors of the Company has a standing Executive Committee, Audit and Compliance Committee and Compensation Committee. All of the directors attended 75% or more of the meetings of the Board of Directors and the meetings held by committees of the Board on which the directors served in 2007.

Name	Board	Executive Committee	Audit and Compliance	Compensation Committee
Dr. J. J. Booker	X
Paul Cole, Jr.	X		X
Eustace Frederick	X		X*
B. L. Jackson, Jr.	X*
Robert M. Jones, Jr.	X	X*		X*
Samuel V. Jones	X		X
Marshall S. Miller	X
Charles A. Peters	X	X		X
John H. Shott	X
Walter L. Sowers	X	X	X	X
Wm. Chandler Swope	X
J. Brookins Taylor	X
Frank W. Wilkinson	X	X
R. W. Wilkinson	X	X

2007 Meetings	6	5	4	5

*	Chair

The Executive Committee

The Executive Committee is comprised of five directors, Robert M. Jones, Jr., Charles A. Peters, Walter L. Sowers, Frank W. Wilkinson and R. W. Wilkinson. The Executive Committee makes recommendations regarding nominees to the Board of Directors, and is responsible for the management of the budget, development of policies and implementation of such policies and review of personnel and salaries. The Executive Committee performs such duties and exercises the powers delegated to it by the Board of Directors.

The Audit and Compliance Committee

The Audit and Compliance Committee has the primary responsibility to review and evaluate significant matters relating to audit, internal control and compliance. It reviews, with representatives of the independent registered public accounting firm, the scope and results of the examination of financial statements, audit fees and any recommendations with respect to internal controls and financial matters. This committee is also responsible for monitoring trust activities, including the review of the assets in each trust as to their safety and current value, and the advisability of retaining or disposing of such assets. The Audit and Compliance Committee has adopted a written charter. A copy of the charter was attached to the Proxy Statement for the 2007 Annual Meeting as Appendix A.

Current members of this committee are Paul Cole, Jr., Eustace Frederick, Samuel V. Jones, and Walter L. Sowers.

The Board of Directors has determined that all members of the Audit and Compliance Committee are “audit committee financial experts” as defined in the applicable rules and regulations of the Securities Exchange Act of 1934, as amended. For information concerning the audit fees paid by the Company in 2006 and 2007 and for information about the Company’s independent registered public accounting firm generally, see the section entitled “Audit and Compliance Committee Report” on page 14.

Compensation Committee

The Compensation Committee consists of the non-employee members of the Executive Committee which are Robert M. Jones, Charles A. Peters and Walter L. Sowers. The duties of the Committee include:

•

Evaluating the Company’s financial performance and relative shareholder return in determining executive compensation, taking into consideration such factors as the economic environment and general market conditions;

•	Providing an annual report on executive compensation for inclusion in the Company’s Proxy Statement, in accordance with applicable rules and regulations;

•

Providing oversight of manage-ment’s decisions concerning performance and compensation of other senior officers. Senior executive compensation includes salary, bonus, incentive and equity compensation;

•

Reviewing and approving corporate goals and objectives relevant to the CEO’s compensation, evaluating the CEO’s performance in light of those goals and objectives, and setting the CEO’s compensation level based on this evaluation; in determining the long-term incentive component of CEO compensation, the Committee considers various measures of the Company’s performance, including relative shareholder return, the value of similar incentive awards to CEOs at comparable companies, and the awards made to the CEO in past years;

•	Making recommendations to the Board of Directors with respect to the Company’s incentive compensation and equity based plans;

•	Annually, overseeing the evaluation of the Board and management;

•	Evaluating succession plans at the senior level; and

•

Evaluating the performance of the Committee and submitting a report to the Board of Directors; such evaluation includes a review of accomplishments of the Committee during the year, a comparison of actual performance duties of the Committee.

The Compensation Committee operates under the terms of a written charter adopted in January, 2007. A copy of the Compensation Committee’s charter was attached to the Proxy Statement for the 2007 Annual Meeting as Appendix B.

The Compensation Processes and Procedures.

The Committee’s primary processes and procedures for establishing and overseeing executive compensation include:

•

Scope of Authority. The Committee discharges the Board’s responsibility in matters relating to the evaluation of the performance of the Chief Executive Officer and other executive officers, the determination of executive compensation and the administration of the Company’s incentive compensation and equity based plans, and produces an annual report on executive compensation to be included in the Company’s Proxy Statement, in accordance with applicable rules and regulations. The principal responsibility in compensating executives is to align the incentives of the executives with actions that will enhance long-term shareholder value.

The Committee reports its activities to the Board on a regular basis and makes such recommendations as the Committee deems necessary or appropriate.

The Committee has the resources and authority appropriate to discharge its responsibilities, including authority to retain and terminate any compensation consulting firms used to assist in the evaluation of Chief Executive Officer (“CEO”) or other senior executive compensation.

•

Delegation of Authority. The Committee has the authority to delegate to a subcommittee consisting of one or more members of the Committee such of its duties and responsibilities as it deems appropriate and advisable.

•

Role of Executive Officers. The Chief Executive Officer provides the Committee with a performance assessment for each of the other executive officers. These performance assessments are considered by the Committee along with compensation recommendations from its compensation consultant, Silverton Bank, formerly, The Bankers Bank.

•

Role of Independent Consultant. In 2006, the Committee retained the services of Silverton Bank to review the Company’s compensation program for executive officers and directors. The Committee implemented the recommendations of its consultant relating to salaries, the executive bonus plan, and change of control agreements in 2007. These recommendations are described in more detail in the Compensation Discussion and Analysis section. The Committee did not implement the recommendations relating to the equity incentive plan in 2007. These recommendations need further review by the Committee. Silverton Bank reports directly to the Committee and does not perform any services for management.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of the following members: Robert M. Jones, Charles A. Peters and Walter L. Sowers. No member of the Compensation Committee was a member or officer of the Company or any of its subsidiaries during 2007 or was formerly an officer of the Company or any of its subsidiaries. No executive officer of the Company has served as member of the compensation committee or as a director of any other entity whose executive officers have served on the compensation committee of the Company or has served as a director of the Company. In addition, no member of the Compensation Committee has had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K under the Exchange Act.

Nominating Committee and the Nomination Process

The Company does not have a standing Nominating Committee. The Company’s Executive Committee is responsible for nominating members to be presented for election by the Company’s shareholders. The Company’s Executive Committee, acting as its Nominating Committee, is responsible for identifying and reviewing candidates for director positions and submitting nominees to the Board of Directors. The Company does not have a Nominating Committee charter. However, on February 25, 2005, the Company adopted a policy relating to nominations to the Board of Directors of the Company. This policy was attached to the Proxy Statement for the 2007 Annual Meeting as Appendix C and addressed:

•	the criteria that individuals must satisfy to be selected as a nominee;

•	the procedure for shareholders to place a name in consideration as a nominee; and

•	the process for evaluating nominees for director, including nominees recommended by shareholders.

No changes have been made to the policy relating to the procedure by which shareholders may recommend nominees.

In identifying first-time nominees for director, or evaluating individuals recommended by shareholders, the Executive Committee determines, in its sole discretion, whether an individual satisfies the following criteria:

•	Nominees must possess the highest personal and professional ethics, integrity and values.

•	Nominees must be committed to representing the long-term interests of First Century Bankshares, Inc.

•	Nominees must have reputations, both personal and professional, consistent with the image and reputation of First Century Bankshares, Inc.

•	Each nominee must have the ability to exercise sound business judgment.

•	Each nominee must have relevant expertise and business experience.

•	Each nominee must be a shareholder of First Century Bankshares, Inc.

The Executive Committee will also consider the size and structure of the Board of Directors. In selecting individuals for nomination, the Executive Committee will take into account whether a majority of the members of the Board of Directors meet the independence requirements of NASDAQ. Continuity of board membership is also an important consideration in this process.

The Executive Committee would consider a shareholder nomination under the same criteria discussed above. There will be no differences in the manner in which the Executive Committee evaluates nominees for director based on whether the nominee is recommended by a shareholder.

Shareholders who wish to place a name in consideration as a nominee for election as a director of the Company must comply with the procedures outlined in the policy. These procedures require that a shareholder submit the following information about the proposed nominee and the notifying shareholder or group of shareholders, as applicable, in writing to the Chief Executive Officer of First Century Bankshares, Inc. at 500 Federal Street, Bluefield, West Virginia 24701.

•	name of the proposed nominee;

•	age of the proposed nominee;

•	address of the proposed nominee;

•	principal occupation or employment of the proposed nominee;

•	the name and address of the notifying shareholder (if the nomination is from a group of shareholders, the names and addresses of each member of the group);

•	the number of shares of common stock held by the notifying shareholder or the aggregate number of shares held by the group of shareholders; and

•

whether the notifying shareholder or group of shareholders consent to the disclosure of the name of the notifying shareholder or the names of each member of the group of shareholders in the proxy statement.

If the notifying shareholder beneficially owns in the aggregate more than five percent (5%) of the Company’s voting stock or if the submission is from a group of shareholders and the shareholder group owns in the aggregate more than five percent (5%) of the Company’s voting stock, then the Company must disclose the names of the notifying shareholders and the proposed nominee in the proxy statement if the notifying shareholder(s) and the proposed nominee both consent in writing to the disclosure. If the proposed nominee consents to such disclosure, the notifying shareholder(s) must provide such written consent in the submission.

The above information must be received by the Company no later than December 31st of the year preceding the election in which the proposed nomination relates.

Members of the Executive Committee include Robert M. Jones, Jr., Charles A. Peters, Walter L. Sowers, Frank W. Wilkinson and R. W. Wilkinson.

Independence of Directors and Nominees

The Board of Directors annually reviews the relationships of each member of the Board and each nominee to determine whether each director and nominee is independent. This determination is based on both subjective and objective criteria developed by the NASDAQ listing standards and the SEC rules.

The Board of Directors met on February 19, 2008, to determine the independence of the current members of the Board of Directors and the nominees for election as a director of the Company. At the meeting, the Board of Directors reviewed the directors’ responses to a questionnaire asking about their relationships with the Company (and those of their immediate family members) and other potential conflicts of interest, as well as information provided by management related to transactions, relationships, or arrangements between the Company and the directors or parties related to the directors.

Based on the subjective and objective criteria developed by the NASDAQ listing standards and the SEC rules, the Board of Directors determined that the following current members of the Board of Directors are independent: Dr. J. J. Booker, Paul Cole, Jr., Eustace Frederick, B. L. Jackson, Jr., Robert M. Jones, Jr., Samuel V. Jones, Marshall S. Miller, Charles A. Peters, John H. Shott, Walter L. Sowers, and J. Brookins Taylor, M.D.

The NASDAQ listing standards contain additional requirements for members of the Compensation Committee, the Audit and Compliance Committee and the Executive Committee serving as the nominating committee. All of the directors serving on each of these committees is independent under the additional requirements applicable to such committees except R. W. Wilkinson and Frank W. Wilkinson, both of whom serve on the Executive Committee. Messrs. R. W. and Frank Wilkinson are not independent because these individuals are executive officers of the Company.

Wm. Chandler Swope is not independent. A discussion of the transaction with Mr. Swope that affects Mr. Swope’s independence is set forth under the heading “Related Person Transactions” on page 9.

The Board also considered the following relationships in evaluating the independence of the Company’s independent directors and determined that none of the relationships constitute a material relationship with the Company:

•

First Century Bank, N.A., a subsidiary of the Company provided lending and/or other financial services to each member of the Company’s Board of Directors, their immediate family members, and/or their affiliated organizations during 2007 in the ordinary course of business and on substantially the same terms as those available to unrelated parties. These relationships satisfy the standards for independence.

•

An entity affiliated with Samuel V. Jones provided accounting services to the Company and received payments from the Company for such services during 2007. These payments did not exceed $200,000 or 5% of the Company’s or Mr. Jones’ company’s consolidated revenues for 2007, and therefore, the relationship satisfied the standards for independence applicable to the Board of Directors and to the Audit and Compliance Committee.

•

John H. Shott provided legal services to the Company and received payments from the Company for such services during 2007. These payments did not exceed $200,000 or 5% of the Company’s or Mr. Shott’s consolidated revenues for 2007, and therefore, the relationship satisfied the standards for independence.

Review and Approval of Transactions with Related Persons

Policies and Procedures. The Board of Directors has adopted a written policy and procedure for review, approval and monitoring of transactions involving the Company and “related persons” (directors, nominees for director, and executive officers or their immediate families, or shareholders owning five percent or greater of the Company’s outstanding stock). The policy covers any related person transaction that meets the minimum threshold for disclosure in the proxy statement under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest).

Related party transactions must be approved by the Audit and Compliance Committee of the Board (the “Committee”). At each calendar year’s first regularly scheduled Committee meeting, management recommends Related Person Transactions to be entered into by the Company for that calendar year, including the proposed aggregate value of such transactions if applicable. After review, the Committee approves or disapproves such transactions and at each subsequently scheduled meeting. Management will update the Committee as to any material change to proposed transactions.

The Committee will consider all of the relevant facts and circumstances available to the Committee, including (if applicable) but not limited to: the benefits to the Company; the impact on a director’s independence in the event the Related Person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally. No member of the Committee will participate in any review, consideration or approval of any Related Person Transaction with respect to which such member or any of his or her immediate family members is the Related Person. The Committee will approve only those Related Person Transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders, as the Committee determines in good faith.

In the event management recommends any further Related Person Transactions subsequent to the first calendar year meeting, such transactions may be presented to the Committee for approval or preliminarily entered into by management subject to ratification by the Committee; provided that if ratification shall not be forthcoming, management will make all reasonable efforts to cancel or annul such transaction.

The policy was adopted by the Board of Directors in February, 2007. All related party transactions since January 1, 2007, which were required to be reported in this Proxy Statement were approved by the Committee in accordance with the policy.

Related Person Transactions.

Directors, nominees for director and executive officers of the Company and its subsidiaries, members of their immediate families, and business organizations and individuals associated with them have been customers of, and have had normal banking transactions with, First Century Bankshares, Inc. All such transactions were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features. Loans made to directors, nominees for director and executive officers are in compliance with federal banking regulations and are thereby exempt from insider loan prohibitions included in the Sarbanes-Oxley Act of 2002.

In addition to the normal banking transactions described above, on November 29, 2006, First Century Bank N.A. (the “Bank”), a wholly owned subsidiary of the Company, entered into a contract with Swope Construction Company to build a new branch banking office for a stipulated sum of $2,488,000. The construction is expected to take approximately one year. The construction contract was awarded to Swope Construction Company after completion of a competitive bid process in which Swope Construction Company was the lowest bidder. As of the date this Proxy Statement went to press, Swope Construction Company had completed construction of approximately 80% of the new branch.

Wm. Chandler Swope, a director of First Century and the Bank, is the president and principal shareholder of Swope Construction Company. On February 20, 2007, the Audit Committee of the Company ratified the construction contract with Swope Construction Company pursuant to the written policy adopted by the Board of Directors relating to the review, approval and monitoring of transactions involving the Company and “related persons.”

Indemnification

We indemnify our directors and officers to the fullest extent permitted by law so that they will serve free from undue concern that they will not be indemnified. This is required under our By-laws.

Shareholder Communications with Directors

The Board of Directors of the Company provides a process for shareholders to send communications to the Board of Directors or to any individual director. Shareholders may send written communications to the Board of Directors or to any individual Director c/o Secretary, First Century Bankshares, Inc., 500 Federal Street, Bluefield, West Virginia 24701. All communications will be compiled by the Secretary of the Company and submitted to the Board of Directors or to the individual Director on a periodic basis.

Board Member Attendance at Annual Meeting

The Company does not have a policy with regard to directors’ attendance at annual meetings. All fourteen (14) of the nominees for the Board of Directors in 2007 attended the 2007 Annual Meeting of Shareholders.

Corporate Policies

We have long believed that good corporate governance is important to ensure that First Century Bankshares, Inc. is managed for the long-term benefit of its stockholders. Since the adoption of the Sarbanes-Oxley Act of 2002, we have been reviewing our corporate governance policies and practices to determine whether these policies and practices meet or exceed industry standards and comply with the Sarbanes-Oxley Act of 2002 and the new and proposed rules of the Securities and Exchange Commission.

Based on our review, we have:

•	adopted a policy relating to nominations for the Board of Directors.

•

adopted a Code of Ethics that applies to the Company’s Chief Executive Officer, its Treasurer and other Senior Executive Officers. Both R. W. Wilkinson, the President and Chief Executive Officer, and J. Ronald Hypes, the Treasurer of the Company, have executed the Code of Ethics. A copy of the Code of Ethics is attached as an Exhibit to the Company’s Annual Report on Form 10-K.

•

adopted Whistleblower Policies and Procedures which address the procedures for receiving and handling employee complaints regarding accounting, internal accounting controls, auditing and other matters. The Whistleblower Policies and Procedures permit employees to submit confidential and anonymous complaints free from retaliation or adverse action in their employment. A copy of the Company’s Whistleblower Policies and Procedures is attached to this Proxy Statement as Appendix A.

ITEM 1 – ELECTION OF DIRECTORS

The Board of Directors currently consists of one class of fourteen (14) Directors. Fourteen (14) Directors will be elected at our 2008 Annual Meeting to serve for a one-year term expiring at our Annual Meeting in the year 2009.

The persons named in the enclosed proxy intend to vote the proxy for the election of each of the fourteen nominees, unless you indicate on the proxy card that your vote should be withheld from any or all of such nominees. Each nominee elected as a Director will continue in office until his or her successor has been elected, or until his or her death, resignation or retirement.

The Board of Directors has proposed the following nominees for election as Directors with terms expiring in 2009 at the Annual Meeting: Dr. J. J. Booker, Paul Cole, Jr., Eustace Frederick, B. L. Jackson, Jr., Robert M. Jones, Jr., Samuel V. Jones, Marshall S. Miller, Charles A. Peters, John H. Shott, Walter L. Sowers, Wm. Chandler Swope, J. Brookins Taylor, M.D. Frank W. Wilkinson, and R. W. Wilkinson. All of the nominees were approved by the Executive Committee serving as the Nominating Committee. All of the nominees are directors standing for re-election.

The Board of Directors recommends a vote FOR the election of these nominees for election as Directors.

We expect each nominee for election as a Director to be able to serve if elected. If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless the Board chooses to reduce the number of Directors serving on the Board.

The principal occupation and certain other information about the nominees for Director are set forth on the following pages.

Family Relationships

Mr. Frank W. Wilkinson is the son of R. W. Wilkinson.

CURRENT DIRECTORS AND NOMINEES FOR DIRECTORS

Name and Age as of the April 22, 2008, Meeting Date		Position, Principal Occupation Business Experience and Directorships
Dr. J. J. Booker	67	Physician. Director of the Company since 2007.

Paul Cole, Jr.	76	President, Cole Chevrolet - Cadillac; Director of the Company since 1998.

Eustace Frederick	77	Member, West Virginia House of Delegates; formerly Senior Vice President, Consolidation Coal Company; Director of the Company since 1987.

B. L. Jackson, Jr.	83	Formerly, President, The First National Bank of Bluefield. Chairman of the Board of the Company. Director of the Company since 1983.

Robert M. Jones	55	Physician and Surgeon, Smith and Jones, MD, PC. Vice Chairman of the Board of the Company. Director of the Company since 1993.

Samuel V. Jones	47	Certified Public Accountant; Vice President of Hodges, Jones, and Mabry, PC, and Vice President of Mount Airy Yamaha Suzuki. Director of the Company since 2007.

Marshall S. Miller	65	President, Marshall Miller & Associates, Director of the Company since 2000.

Charles A. Peters	85	Formerly President, Peters Equipment, Inc. Director of the Company since 1983.

John H. Shott	59	Attorney. Director of the Company since 1999.

Walter L. Sowers	68	Chairman and CEO, Pemco Corporation, Manufacturer of Electrical Products. Director of the Company since 1983.

Wm. Chandler Swope	65	President, Swope Construction Company. Director of the Company since 2001.

J. Brookins Taylor	81	Physician. Director of the Company since 1984.

Frank W. Wilkinson	46	Secretary of the Company; President and Chief Operating Officer, First Century Bank, N.A., a subsidiary of the Company. Director of the Company since 1996.

R. W. Wilkinson	75	President and Chief Executive Officer of the Company, and Chairman and Chief Executive Officer of First Century Bank, N.A., a subsidiary of the Company. Director of the Company since 1983.

ITEM 2 – APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has appointed Brown, Edwards & Company LLP to serve as our independent registered public accounting firm for 2008 subject to the ratification of our shareholders. For information concerning the audit fees paid by the Company in 2007 and 2006 and for information about the Company’s auditors generally, see the Audit and Compliance Committee Report on page 14 of these Annual Meeting Materials.

Representatives of Brown, Edwards & Company LLP will be present at the Annual Meeting to answer questions. They will also have the opportunity to make a statement if they desire to do so.

The affirmative vote of a majority of votes cast on this proposal is required for the approval of this proposal.

The Board of Directors recommends a vote FOR the approval of Brown, Edwards & Company LLP as our independent registered public accounting firm for the year 2008.

AUDIT AND COMPLIANCE COMMITTEE REPORT

The Audit and Compliance Committee of the Board of Directors of the Company is composed of four independent directors. The members of the Audit and Compliance Committee are Paul Cole, Jr., Eustace Frederick, Samuel V. Jones and Walter L. Sowers.

The Audit and Compliance Committee operates under a written charter adopted by the Board of Directors. A copy of the charter was attached to the Proxy Statement for the 2007 Annual Meeting as Appendix A.

The Audit and Compliance Committee has reviewed the audited financial statements of the Company for the fiscal year ended December 31, 2007, and discussed them with Management and the Company’s independent registered public accounting firm, Brown, Edwards & Company LLP. The Audit and Compliance Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by the Auditing Standards Board Statement of Auditing Standards No. 61.

The Audit and Compliance Committee has received from the independent registered public accounting firm the written disclosures and letter required by the Independence Standards Board Standard No. 1, and the Audit and Compliance Committee has discussed with the accountants their independence from the Company and Management.

Based on the review and discussions described above, the Audit and Compliance Committee recommended to the Board of Directors that the Company’s audited financial statements for the fiscal year ended December 31, 2007, be included in the Company’s Annual Report on Form 10-K for that fiscal year.

In connection with standards for independence of the Company’s independent registered public accounting firm issued by the Securities and Exchange Commission, during the 2008 fiscal year, the Audit and Compliance Committee will consider in advance whether the provision of any non-audit services by the Company’s independent registered public accounting firm is compatible with maintaining such independence.

Fees Paid to Independent Registered Public Accounting Firm

The following table presents fees for professional services rendered by Brown, Edwards & Company LLP to perform an audit of the Company’s annual financial statements for the years ending December 31, 2007 and 2006, and fees for other services rendered by Brown, Edwards & Company LLP during the years ended December 31, 2006, and December 31, 2007.

	2006	2007
Audit Fees(1)	$64,600	$64,150
Audit-Related Fees(2)	—	—

Tax Fees(3)	$11,500	$13,204
All Other Fees(4)	—	—

Total Fees	$76,100	$77,354

All services rendered Brown, Edwards & Company LLP are permissible under applicable laws and regulations, and approved by the Audit and Compliance Committee. The Audit and Compliance Committee’s approval policy with respect to non-audit services is shown as Appendix B to this Proxy Statement.

(1) Audit Fees – These are fees for professional services performed by Brown, Edwards & Company LLP for the audit of the Company’s financial statements and for services performed by Brown, Edwards & Company LLP for the review of the financial statements included in the Company’s 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2) Audit-Related Fees – These are for assurance and related services that are reasonably related to the performance or review of the Company’s financial statements.

(3) Tax Fees – These are fees for professional services performed by Brown, Edwards & Company LLP with respect to tax compliance, tax advice and tax planning. This includes preparation of original and amended tax returns for the Company and its consolidated subsidiaries; refund claims, payment planning; tax audit assistance; and tax work stemming from “Audit-Related” items.

(4) All Other Fees – These are fees for other permissible work that does not meet the above category descriptions.

The spending level and work content of these services are actively monitored by the Audit and Compliance Committee to maintain the appropriate objectivity and independence in auditor’s core work, which is the audit of the Company’s consolidated financial statements.

The Audit and Compliance Committee has considered and determined that the provision of these additional services is compatible with maintaining the independence of Brown, Edwards & Company LLP. For more information concerning the Company’s Audit and Compliance Committee, see p. 4 of these Annual Meeting materials.

THE AUDIT AND COMPLIANCE COMMITTEE

Paul Cole, Jr.

Eustace Frederick

Samuel V. Jones

Walter L. Sowers

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Philosophy

The Company’s executive compensation program is designed to:

•	retain executive officers by paying them competitively, motivate them to contribute to the Company’s success, and reward them for their performance;

•	link a substantial part of each executive officer’s compensation to the performance of both the Company and the individual executive officer; and

•	encourage ownership of Company common stock by executive officers.

The Company’s fundamental philosophy is to link closely executive compensation with the achievement of annual financial and non-financial performance goals. It is the practice of the Company’s Compensation Committee (the “Committee”) to provide a balanced mix of cash and equity-based compensation that the Committee believes promotes the best interests of the Company’s executives and the Company’s shareholders.

As discussed below, the program consists of, and is intended to balance, three elements:

•

Salaries. Salaries are based on an evaluation of individual job performance and an assessment of the salaries and total compensation mix paid by the Company’s Peer Group to executive officers holding equivalent positions. In 2007, the Company relied on broad market compensation surveys developed by Silverton Bank, formerly The Bankers Bank, which consisted of over 400 community banks and thrifts. The survey included over 50 banks in the Company’s peer group which consists of banks with assets ranging from $200 to $500 Million.

•

Annual Incentive Compensation. Executive annual incentive compensation is based on an evaluation of both individual and Company performance against qualitative and quantitative measures. The Company has adopted an amended Executive Bonus Plan which uses a minimum level of net income that must be achieved by the Company in order for compensation to be awarded under the plan. If this minimum level is achieved, then the Company will award annual incentive compensation based on a formula that considers the return on average assets and individual performance goals.

•

Long-term Incentive Compensation. Long-term incentive awards, which consist of stock options, are designed to insure that incentive compensation is linked to the long-term performance of the Company and its common stock.

Setting Executive Compensation

Role of the Compensation Committee

The Company’s Compensation Committee, which consists of the non-employee members of the Executive Committee, administers the Company’s executive compensation program. The role of the Committee is to annually review and approve all compensation arrangements for the President and Chief Executive Officer of the Company and for all other executive officers. The Committee reviews and approves corporate goals and objectives of the Company relevant to the Chief Executive Officer’s compensation, evaluates the Chief Executive Officer’s performance in light of these goals and objectives and reviews and approves all compensation arrangements. The Committee also approves all grants of stock options under the Company’s Stock Option Plan. The Committee is composed entirely of non-employee, independent directors. The Committee meets at least twice per year and reports on Committee actions and recommendations at Board meetings.

In 2006, the Committee retained the services of Silverton Bank to review the Company’s compensation program for executive officers and directors. The Company implemented various recommendations of its consultant in 2007. These recommendations are described in more detail in this Compensation Discussion and Analysis.

Role of Senior Executives in Compensation Decisions

The Compensation Committee makes all final compensation decisions for executive officers identified in the Summary Compensation Table (the “Named Executive Officers.”) The Chief Executive Officer of the Company annually reviews the performance of each Named Executive Officer (other than the Chief Executive Officer, whose performance is reviewed by the Compensation Committee) with input from the Chief Operating Officer. No other Named Executive Officers are involved in determining executive officer compensation.

The conclusions and recommendations of the Chief Executive Officer, including proposed salary adjustments and annual award amounts, are then presented to the Committee for consideration and approval. The Committee can exercise its discretion in modifying any of the CEO’s recommendations. In 2007, the Committee did not exercise its discretion to modify the CEO’s recommendations.

Role of Compensation Consultant

In 2006, Silverton Bank provided research, analysis and recommendations to the Committee regarding the Named Executive Officers and outside director compensation for 2007. Silverton Bank reported directly to the Committee and the Company’s Board of Directors. Its recommendations were based on multiple bank survey sources representing hundreds of banks and thrifts and a subset of these surveys consisting of all participating institutions with assets comparable to the Company.

Silverton Bank assisted the Committee by providing comparative market data on compensation practices and programs based on an analysis of peer competitors. Silverton Bank also provided guidance on industry best practices. Silverton Bank advised the Committee in determining the base salaries and annual incentive compensation for 2007, including setting individual performance goals and potential award levels for the Named Executive Officers with respect to the Company’s Executive Bonus Plan.

The Committee also retained Silverton Bank to provide its analysis and recommendations regarding the Company’s director’s compensation and the possibility of utilizing new forms of long-tem incentive compensation other than the Company Stock Option plans.

Role of Peer Group Data, Surveys and Benchmarking

In 2006, Silverton Bank provided to the Company broad market information derived from surveys developed by it which consisted of over 400 community banks and thrifts, including over 50 banks in the Company’s peer group which consists of banks having assets ranging from $200 - $500 Million. The Company used this data to set base salaries for the Named Executive Officers. Silverton Bank survey is proprietary and the individual participants in the survey were not disclosed.

In 2007, the Committee set the salaries of the Named Executive Officers at or near the fiftieth percentile of the Peer Group. In 2008, the Company did not establish a Peer Group to review base salaries and granted only a modest cost of living adjustment of 3.5%.

The Company does not use Peer Group or survey data, nor does it benchmark with respect to awards under its Executive Bonus Plan or Stock Option Plan.

Salaries

The first element of the executive compensation program is salaries. In recent years, the Board and the Committee have been directing a shift in the mix of the Company’s executive compensation towards incentive compensation, with proportionately lesser emphasis on salaries. This strategy is intended to increase the performance orientation of the Company’s executive compensation, and the Committee and the Board intend to continue this emphasis in 2008.

The Committee meets in December to determine the base salary for the executive officers and other employees of the Company. In determining the salaries of the executive officers in 2007, the Committee did not use a predetermined formula. Instead, the salaries of the executive officers were based on:

•	the Committee’s evaluation of each officer’s individual job performance;

•	an assessment of the Company’s performance as outlined in the Company’s Five Year Strategic Plan;

•	a consideration of salaries paid by the Peer Group to executive officers holding equivalent positions; and

•	a consideration of the aggregate amount of all components of compensation paid to the Executive Officers.

However, based on information provided by Silverton Bank with respect to the individual compensation of Messrs. Frank W. Wilkinson, J. Ronald Hypes and Jeffery L. Forlines, the Company increased their base salaries in 2007 to more competitive levels as compared to compensation paid to executives in similar positions at other financial institutions in the Peer Group.

Please refer to the Summary Compensation Table on page 21 for additional information regarding the salaries of the Named Executive Officers.

Annual Incentive Compensation

The second element of the executive compensation program is the Executive Bonus Plan. In 2006, the Company adopted an amended Executive Bonus Plan which replaced the Executive Bonus Plan adopted in 1998 by the Board of Directors. The purpose of the Company’s Executive Bonus Plan is to motivate and reward eligible employees for their contributions to the Company’s performance by making a large portion of their cash compensation variable and dependent upon the Company’s performance.

At the beginning of each fiscal year, the Board of Directors sets a net income target and a minimum percentage of the net income target that must be achieved by the Company in order to establish an annual incentive compensation pool. No awards will be paid to any of the executive officers unless the Company reaches at least 80% of its 2007 targeted net income. If the Company’s net income reaches the minimum set by the Board of Directors, then the Board will award annual incentive compensation based on a formula which considers the return on average assets of the Company and individual performance goals.

Under the terms of the Company’s amended Executive Bonus Plan, the annual incentive compensation pool available to each executive officer, other than Mr. R. W. Wilkinson, ranged from 10% of each officer’s base salary if the Company reaches 80% of its net income target as set forth in the Company’s strategic plan, to 30% of the named executive officer’s base salary if the Company achieves 120% of its net income target as set forth in the strategic plan.

The annual incentive compensation pool available to Mr. R. W. Wilkinson ranged from 15% of his base salary if the Company reaches 80% of its net income target as set forth in its strategic plan, to 40% of his salary if the Company achieves 120% its net income target as set forth in our strategic plan The annual incentive compensation available to Mr. R.W. Wilkinson is greater because of his greater overall responsibility for Company performance.

In 2007, the Company achieved 99.91% of its net income target level. Since this was greater than 80% of the 2007 net income target, the Committee established an annual incentive compensation pool equal to 19.9567% of base salary for Named Executive Officers other than Mr. R. W. Wilkinson. The Committee established an incentive compensation pool of 24.9567% of base salary for Mr. Wilkinson.

After establishing the incentive compensation pool, the Committee then increases or decreases the annual incentive compensation payments depending on whether the executive attains specific Company goals based on asset growth and return on equity, as well as individual goals relating to the executive’s particular duties and responsibilities. Within each category of Company and individual goals, the performance goals for each Named Executive Officer range from 80% to 120% of desired target achievement levels. Each specific goal is weighted with the achievement of all goals equaling 100%. The actual percentage of goal achieved by the executive in each category is then multiplied by the assigned weight for that category. This product is then multiplied by the base salary percentage, (which for 2007 was 19.9567% for all Named Executive Officers except for Mr. R. W. Wilkinson whose percentage was 24.9567%). This percentage is the actual incentive percentage achieved for that category. Each category percentage is then totaled to obtain the actual percentage of base salary to which the executive is entitled.

The Company does not publicly disclose specific Company or individual performance goals because disclosure of the specific objectives would provide competitors and third parties insight into the planning process and therefore cause competitive harm. The performance goals are aggressive and there is considerable risk payments will not be made at all or will be made at less than 120%. This uncertainty ensures any payments are performance based.

In 2007, the Named Executive Officers earned the following percentages above or below the potential annual incentive payments:

Name	Potential Incentive Payment Before Adjustment	Actual Incentive Payment After Adjustment
R. W. Wilkinson	$61,495	$61,493
Frank W. Wilkinson	$29,049	$29,182
John P. Beckett	$26,597	$27,907
Jeffery L. Forlines	$24,250	$27,651
J. Ronald Hypes	$24,997	$24,386

The annual incentive compensation payable to the each executive officer is capped at two times the amount to which the executive would be entitled if he attained the net income target. Please refer to the Summary Compensation Table and the Grants of Plan-Based Awards During 2006 Table on page 23 for more information about the Company’s Annual Incentive Compensation.

Long-Term Incentive Compensation

The third element of the executive compensation program is long-term incentive compensation. This program consists of the Company’s Stock Option Plan. In 1998, Mr. R. W. Wilkinson and the other executive officers became eligible to participate in the Company’s Stock Option Plan. The purpose of the Company’s Stock Option Plan is to reward and retain officers in a manner that best aligns officers’ interests with stockholders’ interests. Under this plan, the Company may award options for up to 170,000 shares of the Company’s common stock to a select group of management employees. Each option granted under the Plan must have an exercise price of no less than the fair market value of Company’s common stock as of the date of grant. Options granted under the plan vest over a five (5) year period with twenty percent (20%) of the options vesting each year.

In awarding options under the Company’s Stock Option Plan, the Company has made options in two large grants in 1998 and 2002 rather than making smaller awards on an annual basis. No options were awarded by the Company because the Company had retained Silverton Bank to review the Company’s long-term incentive compensation. Silverton Bank has recommended that the Company consider the possibility of adopting a Restricted Stock Plan in lieu of its existing Stock Option Plans. The Committee may consider this recommendation further in 2008.

Perquisites

Perquisites for the Company’s executive officers are very modest. The Company pays the monthly dues and fees at Fincastle County Club for all named executive officers. The Company also provides R. W. Wilkinson and Frank W. Wilkinson with personal use of Company automobiles and pays for an annual physical examination at The Greenbrier. After valuing each perquisite using the incremental cost to the Company, management of the Company concluded that the aggregate value of these perquisites for each of the Named Executive Officers does not exceed $10,000.

Plans Covering All Employees

Retirement Savings Plan. The Company maintains a qualified 401(k) retirement savings plan covering substantially all employees who are age 21 or older. All such employees are eligible to participate on a voluntary basis. Under the provisions of the plan, all normal employee contributions were matched by the Company at the rate of 50% of the employees’ contributions.

Pension Plan. The Company and its subsidiary have maintained a qualified, noncontributory pension plan for which each year’s accrued costs are funded by the Bank. Amounts are accrued or set aside each fiscal year to provide fixed benefits to employees in the event of retirement at a specified age after a specified number of years of service. The amount of estimated annual benefits upon retirement assumes that the employee will continue to be employed at his or her present compensation until retirement at age 65.

Employment Agreements and Change-In-Control Agreements

The Company has no Employment Agreements or Change In Control Agreements with its Named Executive Officers, or with any other employee of the Company.

Conclusion

Attracting and retaining talented and motivated management and employees is essential to create long-term shareholder value. Offering a competitive performance based compensation program helps to achieve this objective by aligning the interests of the Named Executive Officers with those of shareholders. We believe the Company’s 2007 compensation programs met, and its 2008 compensation programs will meet, those objectives.

EXECUTIVE COMPENSATION

Summary Compensation Table

Executive officers of the Company are not compensated for services rendered to the Company. Executive officers of its subsidiaries are compensated for services rendered. The table below sets forth the cash compensation of the Company’s Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers of First Century Bankshares, Inc. earning $100,000 or more for the years ended December 31, 2007, and December 31, 2006.

Name and Principal Position (a)(1)	Year (b)	Salary (c)	Bonus (d)(2)	Stock Awards (e)	Option Awards (f)(3)	Non-Equity Incentive Plan Compensation (g) (4)	Change in Pension Value and Non-qualified Deferred Compensation Earnings (h)(5)	All Other Compensation (i)(6)	Total (j)
R. W. Wilkinson Chairman and Chief Executive Officer	2007	$246,408	—	—	$3,517	$61,643	—	$8,025	$319,593
	2006	$238,056			$5,276	80,207	—	$7,405	$330,944

Frank W. Wilkinson President and Chief Operating Officer	2007	$145,560	—	—	$1,759	$29,182	$11,789	$6,239	$194,529
	2006	$134,556			$2,638	36,246	$10,412	$5,969	$189,821

John P. Beckett Senior Vice President and Trust Officer	2007	$133,272	—	—	$879	$27,907	$14,465	$6,326	$182,849
	2006	$128,764			$1,319	38,082	$12,734	$5,814	$186,713

Jeffery L. Forlines Senior Vice President and Chief Credit Officer	2007	$121,512	—	—	$1,759	$27,651	$21,074	$5,825	$177,821
	2006	$110,290			$2,638	$36,402	$18,820	$5,014	$173,164

J. Ronald Hypes Senior Vice President and Chief Financial Officer	2007	$125,256	—	—	$1,759	$24,386	$12,254	$5,460	$169,115
	2006	$110,290			$2,638	$24,280	$10,874	$4,700	$152,782

(1)

The positions listed in the above table are the positions held by the Executive Officers at First Century Bank, N.A., a subsidiary of the Company. Neither the Company nor First Century Bank, N.A. has entered into any employment agreements with any of its officers.

(2)	Bonuses paid to named executive officers under the Executive Bonus Plan are included in the non-equity incentive plan compensation column.
(3)

The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for 2006 and 2007 in accordance with FAS 123(R) and include amounts from awards prior to 2006 and 2007.

(4)

Prior to the amendment of the Executive Bonus Plan on January 29, 2007 (as described below), at the beginning of each fiscal year, the Board of Directors set a minimum level of return on beginning equity to be achieved by the Company in order to establish a bonus pool under the Executive Bonus Plan. If the Company’s return on beginning equity reached the minimum set by the Board of Directors, then the Board awarded bonuses based on a formula which considered the return of average assets and overall growth of the Company. In addition, each named executive officer’s performance goals relating to the executive’s particular duties and responsibilities were factored into the formula. Each specific goal is weighted with the achievement of all goals equaling 100%. These individual performance goals included: the Company’s investment performance as compared to peers, the Company’s efficiency ratio, training goals, the Company’s expansion efforts, management of the Company’s costs, the Company’s performance on regulatory exams, the achievement of goals in the Company’s strategic plan, and new fee income.

For 2006, the required return on beginning equity established by the Board of Directors was 9.87%. The Company’s actual return on beginning equity for 2006 was 12.47%; accordingly, the Executive Bonus Pool was established and accrued in 2006 in the total amount of $243,205.

On January 3, 2007, the Compensation Committee awarded the annual incentive compensation under the Executive Bonus Plan in accordance with the formula described above. The amounts shown for 2006 in column (g) represent the bonuses that were earned for 2006 and paid on January 15, 2007.

As described in the Grants of Plan-Based Awards Table on page 23, on January 29, 2007, the Compensation Committee (the “Committee”) of the Company amended the Company’s Executive Bonus Plan to redefine the goals that were needed to be achieved in order for the Company’s named executive officers to be eligible for annual incentive compensation.

For 2007, the Company achieved 99.91% of its target net income of $4,692,000. Accordingly, the maximum amount of the annual incentive compensation available to each of the named executive officers except R. W. Wilkinson was 19.9567% of each executive’s salary. The amount available to R. W. Wilkinson was 24.9567% of his salary. This amount was further adjusted based on the Company’s asset growth, return on average assets and the specific goals applicable to each named executive officer and listed above. After taking into account these adjustments, the named executive officers were awarded incentive compensation in 2007 based on the following percentage of their salaries: R. W. Wilkinson: 25.0167%; Frank W. Wilkinson: 20.0226%; John B. Beckett: 20.9397%; Jeffery L. Forlines: 22.7555%; and J. Ronald Hypes: 16.7257%. The amounts shown for 2007 in column (g) represent the annual incentive compensation that was earned for 2007 and paid in 2008.

(5)

The amounts in this column represent the change in pension value for each individual. No named executive officer received preferential or above-market earnings on deferred compensation. See the table on page 25 under the heading “Pension Benefits” and the footnotes thereto for a discussion on how the change in pension value was calculated.

(6)

The components of this column include the Company match for each individual’s 401(k) plan contributions and the dollar value of the life insurance premiums paid by the Company for each individual under the Company’s group life insurance policy. The Company made the following contributions to each named executive officer’s 401(k) plan in 2007: R. W. Wilkinson—$7,749; Frank W. Wilkinson—$5,894; Beckett—$6,006; Forlines—$5,541; and Hypes—$5,176. The Company paid the following premiums for each named executive officer under the Company’s group life insurance policy in 2007: R. W. Wilkinson—$276; Frank W. Wilkinson—$345; Beckett—$320; Forlines—$284; and Hypes—$284. The total amount of all other compensation in 2006 has been revised to delete the life insurance premiums paid by the executives that were mistakenly included in the column in 2006. The Company paid the following premiums for each named executive officer under the Company’s group life insurance policy in 2006: R. W. Wilkinson—$266; Frank W. Wilkinson—$335; Beckett—$320; Forlines—$273; and Hypes—$273. The Company did not provide any perquisites or other personal benefits to the named executive officers in excess of $10,000.

Total cash compensation, as measured by salary and non-equity incentive plan compensation, is based on the Company’s performance as well as employee performance and certain other factors as described in the section entitled “Compensation Discussion and Analysis.” For the named executive officers, total cash compensation as a percentage of total compensation is as follows: Mr. R. W. Wilkinson—96.4%; Mr. Frank W. Wilkinson—89.8%; Mr. John P. Beckett—88.1%; Mr. Jeffery L. Forlines—83.9%; and Mr. J. Ronald Hypes—88.5%. The percentage of total cash compensation to total compensation for the named executive officers reflects the emphasis that is placed on cash compensation.

Grants of Plan-Based Awards

Name (a)	Grant Date (b)(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)
		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
R. W. Wilkinson	1/29/07	$36,961	$61,602	$123,204	—	—	—	—	—	—
Frank W. Wilkinson	1/29/07	$14,556	$29,112	$58,224	—	—	—	—	—	—
John P. Beckett	1/29/07	$13,327	$26,654	$53,308	—	—	—	—	—	—
Jeffery L. Forlines	1/29/07	$12,151	$24,302	$48,604	—	—	—	—	—	—
J. Ronald Hypes	1/29/07	$12,526	$25,051	$50,102	—	—	—	—	—	—

(1)

On January 29, 2007, the Compensation Committee (the “Committee”) of the Company amended the Company’s Executive Bonus Plan to redefine the goals that will need to be achieved in order for the Company’s named executive officers to be eligible for annual incentive compensation under the Company’s Executive Bonus Plan.

(2)

At the beginning of each fiscal year, the Board of Directors sets a net income target and a minimum percentage of the net income target that must be achieved by the Company in order to establish an annual incentive compensation pool. No awards are paid to any of the executive officers unless the Company reaches at least 80% of its 2007 targeted net income. If the Company’s net income reaches the minimum set by the Board of Directors, then the Board awards annual incentive compensation based on a formula which considers the return on average assets of the Company and individual performance goals.

Under the terms of the Company’s amended Executive Bonus Plan, the annual incentive compensation bonus pool available to each named executive officer, other than Mr. R. W. Wilkinson, ranges from 10% of each officer’s base salary if the Company reaches 80% of its net income target as set forth in the Company’s strategic plan, to 30% of the named executive officer’s base salary if the Company achieves 120% of its net income target as set forth in the strategic plan. The annual incentive compensation pool available to Mr. R. W. Wilkinson ranges from 15% of his base salary if the Company reaches 80% of its net income target as set forth in its strategic plan, to 40% of his salary if the Company achieves 120% its net income target as set forth in our strategic plan.

The annual incentive compensation payments are further adjusted as each officer attains specific Company goals based on asset growth and return on average assets, as well as individual goals relating to the executive’s particular duties and responsibilities. Within each category of Company and individual goals, the performance goals for each named executive officer range from 80% to 120% of desired target achievement levels. Each specific goal is weighted with the achievement of all goals equaling 100%. The actual percentage of goal achieved by the executive in each category is then multiplied by the assigned weight for that category. This product is then multiplied by the base salary percentage for all named executive officers. This percentage is the actual incentive percentage achieved for that category. Each category percentage is then totaled to obtain the actual percentage of base salary to which the executive is entitled.

The annual incentive compensation payable to the each named executive officer is capped at two times the amount to which the executive would be entitled if he attains the net income target. No bonuses are paid to any of the named executive officers unless the Company reaches at least 80% of its 2007 targeted net income.

In the Proxy Statement for the 2007 Annual Meeting, the Company disclosed the goals and the estimated future payouts under the Company’s Executive Bonus Plan if those goals were attained in 2007 in the Grants of Plan-Based Awards table. Under the new executive compensation rules, the Company should have disclosed the goals and the estimated future payouts in 2006 in the Grants of Plan-Based Awards table instead of the estimated future payouts for 2007. The goals for 2006 were set forth in footnote 4 to the Summary Compensation Table instead of the Grants of Plan-Based Awards table. This has been corrected in this Proxy Statement.

Outstanding Equity Awards at December 31, 2007

The following table shows outstanding stock option awards classified as exercisable and unexercisable as of December 31, 2007, for the Company’s named executive officers.

	Option Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)(1)
R. W. Wilkinson	23,820	0	—	$20.25	July 1, 2008
	10,000	0		$18.00	August 20, 2012

Frank W. Wilkinson	5,175	0	—	$20.25	July 1, 2008
	5,000	0		$18.00	August 20, 2012

John P. Beckett	0	0	—	$20.25	July 1, 2008
	2,500	0		$18.00	August 20, 2012

Jeffery L. Forlines	5,120	0	—	$20.25	July 1, 2008
	5,000	0		$18.00	August 20, 2012

J. Ronald Hypes	5,020	0	—	$20.25	July 1, 2008
	5,000	0		$18.00	August 20, 2012

(1)

Each option has a term of ten (10) years and vests over a five (5) year period with twenty percent (20%) of the options vesting each year. No options have been awarded under the Company’s Stock Option Plan since 2002.

Option Exercises and Stock Vested During 2007

The named executive officers did not exercise any of their stock options during 2007.

Pension Benefits

The following table discloses the years of credited service of, present single-sum value of the accrued benefits for, and payments during the last fiscal year to the named executive officers under the Pension Plan of the Company and its subsidiaries.

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)(1)	Payments During Last Fiscal Year ($) (e)
Frank W. Wilkinson	Pension Plan	17	$102,453	0
John P. Beckett	Pension Plan	6	$50,124	0
Jeffery L. Forlines	Pension Plan	31	$235,276	0
J. Ronald Hypes	Pension Plan	23	$128,305	0

(1)

The Pension Plan is a qualified, noncontributory pension plan maintained by the Company and First Century Bank, N.A. (the “Bank”), for which each year’s accrued costs are funded by the Bank. This Plan was amended January 1, 1989, to incorporate any new subsidiaries which may become associated with the Company. In addition, the benefit formula of the Plan was amended in 2003 to reduce the benefit multiplier from 1.9% to 1.0% and to eliminate the final average pay feature. These amendments will lower each future year’s benefit accrual and will stop the growth of the past service benefit that resulted from benefits being based on final average pay. Amounts are accrued or set aside each fiscal year to provide fixed benefits to employees in the event of retirement at a specified age after a specified number of years of service.

The Pension Plan benefits shown in the table are net present values. The standard retirement benefit is payable in monthly installments commencing on a participant’s normal retirement date. The formula for calculating the benefits includes amounts that were accrued under the Plan in effect on April 30, 2003, plus 1% of  1/12 of the participant’s annual compensation for each calendar year in which the participant is credited with a year of service. Annual compensation covered by the Plan consists of total salary, wages and other amounts includible in income for purposes of income tax withholding. In addition, deemed compensation under a cafeteria plan is included as compensation. Salary reduction contributions to any cafeteria plan, qualified transportation fringe benefit plan, tax-sheltered annuity, SEP or 401(k) plan are included in compensation. Effective January 1, 2003, amounts that participant’s receive for not participating in the medical plan (unless it is considered compensation under a cafeteria plan) and amounts received by participants for the purchase of long-term disability coverage are not included as compensation. There is a cap of $170,000 on annual compensation for purposes of determining the standard retirement benefit. Accordingly, the amount of the standard retirement benefit depends on the retiree’s age and years of service at the time of retirement. The Plan provides that the standard retirement benefit is equal to the greater of the Plan’s early retirement benefit or the normal retirement benefit. All of the named executive officers listed in the above chart are eligible for a lump sum payment of this retirement benefit. The values in the chart are based on a retirement age of 65. The Company does not grant extra years of credited service.

The Company amended its Pension Plan in 2003 to reduce the accumulation of benefits after age 65. As a result, Mr. R. W. Wilkinson, age 70 at the time of the amendment, waived his rights to benefits that had accumulated under the Pension Plan from age 65 to 70. These benefits were valued at approximately $1 Million.

Potential Payments Upon Termination Or Change In Control

The Company has not entered into any employment agreements or any other contract with any of its named executive officers that provides for payments to a named executive officer at, following, or in connection with any termination, including, without limitation, resignation, severance, retirement, a constructive termination of named executive officer, a change in control of the Company, or a change in the named executive officer’s responsibilities. Each named executive officer is entitled to benefits under the Company’s Pension Plan upon retirement. The present value of such benefits is set forth on a chart on page 25.

The stock options granted to the named executive officers pursuant to the Company’s Officer Stock Option Plan will fully vest upon (i) upon retirement of the officer, and (ii) the involuntary termination of the officer within 12 months following a change in control of the Company. Because the stock options granted to the named executive officers fully vested on August 20, 2007, the Company’s named executive officers do not receive any additional benefit as a result of retirement or involuntary termination following a change in control of the Company.

The Company’s Stock Option Plan provides that an option may be exercised by an officer while such officer is an employee of the Company or its subsidiaries and has maintained continuous status of an employee since the date of the grant of the option. The following paragraphs describe the vesting of options granted under the Company’s Stock Option Plan and the period of time in which such options are exercisable upon (i) voluntary termination, (ii) retirement, (iii) permanent disability, (iv) death, and (iv) involuntarily termination upon a change in control of the Company.

Termination of Employment. The options granted to the named executive officers under the Company’s Officer Stock Option Plan may not be exercised more than three (3) months following the termination of the officer’s employment with the Company or its subsidiaries for any reason, other than retirement, permanent disability or death. Any options that are not fully vested upon termination of the officer’s employment remain unvested upon such termination.

Retirement. If an officer’s continuous employment is terminated by reason of his retirement, then the options granted to the officer under the Company’s Officer Stock Option Plan become fully vested as of the date of retirement and such options are exercisable for up to six (6) months following the retirement date.

Permanent Disability. If an officer’s continuous employment is terminated by reason of permanent disability, the officer may exercise his options to the extent that the officer would have been entitled to exercise his options immediately prior to the disability; provided, that the options will terminate if not exercised by the officer within one (1) year from termination of employment due to permanent disability. Any options that are not fully vested upon termination of the officer’s employment due to permanent disability remain unvested upon such termination.

Death. If an officer’s continuous employment is terminated upon such officer’s death, then the options granted to the deceased officer are exercisable, to the extent that the officer would have been entitled to exercise his options immediately prior to his death, by the person or persons to whom the officer’s options have passed by will or by laws of descent and distribution. Any options that are not fully vested upon termination of the officer’s employment due to death remain unvested upon the death of the officer.

Change in Control. Under the Company’s Officer Stock Option Plan, if an officer is terminated involuntarily from employment with the Company within twelve (12) months after a change in control of the Company, then all the options granted to the officer under the plan become fully exercisable regardless of the number of years that have passed since the date of the grant.

DIRECTOR COMPENSATION

Director Compensation for 2007

Name (a)(1)	Fees Earned or Paid in Cash ($) (b)(2)	Stock Awards ($) (c)	Option Awards ($) (d)(3)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (f)	All Other Compensation ($) (g)	Total ($) (h)
Dr. J. J. Booker	$8,950	—	—				$8,950
Paul Cole, Jr.	$9,550	—	—	—	—	—	$9,550
Eustace Frederick	$10,200	—	—	—	—	—	$10,200
B. L. Jackson, Jr.	$10,950	—	—	—	—	—	$10,950
Robert M. Jones	$11,500	—	—	—	—	—	$11,500
Samuel V. Jones	$11,325	—	—				$11,325
Marshall S. Miller	$7,800	—	—	—	—	—	$7,800
Charles A. Peters	$14,800	—	—	—	—	—	$14,800
John H. Shott	$8,300	—	—	—	—	—	$8,300
Walter L. Sowers	$13,750	—	—	—	—	—	$13,750
William Chandler Swope	$10,000	—	—	—	—	—	$10,000
J. Brookins Taylor	$8,450	—	—	—	—	—	$8,450

(1)

Mr. R. W. Wilkinson and Mr. Frank W. Wilkinson do not receive board fees for their service on either the Company’s Board of Directors or the Board of Directors of the Company’s subsidiary, First Century Bank, N.A.

(2)

The fees include a retainer of $3,000 for board meeting attendance and $300 for each committee meeting attended during the year. In addition, the members of the Audit and Compliance Committee and the Executive Committee receive a retainer of $1,500 for board meeting attendance and $400 for each committee meeting attended. Members of the Compensation Committee also receive $400 for each meeting attended.

All fees paid to Directors of the Company are paid by First Century Bank, N.A. Directors of the Company who are also directors of First Century Bank, N.A. receive compensation in the amount of $300 for each bank board meeting attended and $150 for each bank committee meeting attended.

(3)

The Company adopted a stock option plan in 1998 (the “Director Stock Option Plan”) which provides for the issuance of 30,000 options to purchase shares of the Company’s common stock to directors of the Company and its subsidiaries. The options have an exercise price equal to the market price of the common stock on the date of grant. The options are fully vested upon their date of grant. As of December 31, 2007, options for 21,500 shares of common stock were available for future issuance under the Director Stock Option Plan. There were no options issued in 2007 under the Director Stock Option Plan. The aggregate number of option awards outstanding at December 31, 2007, was 8,500 (500 of which were held by a director of the Company’s subsidiary bank), and the aggregate number of stock options held by each director is as follows: Dr. J. J. Booker—0; Paul Cole—1,500; Eustace Frederick—0; B. L. Jackson, Jr.—1,500; Robert M. Jones—0; Marshall S. Miller—1,500; Charles A. Peters—1,500; John H. Shott—500; Walter L. Sowers—0; William Chandler Swope—1,500; and J. Brookins Taylor—0. The Company did not recognize any expenses for stock options held by Directors for financial statement reporting purposes for 2007 in accordance with FAS 123(R).

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Compensation Committee recommends to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Robert M. Jones

Charles A. Peters

Walter L. Sowers

IDENTIFICATION OF EXECUTIVE OFFICERS

Set forth below is information concerning the Company’s Executive Officers.

Name	Age	Year Appointed	Present Position and Business Experience During the Last Five Years
B. L. Jackson, Jr.	83	1983	Chairman of the Corporation
R. W. Wilkinson	75	1983	President and Chief Executive Officer of the Corporation and Chairman and Chief Executive Officer of First Century Bank, N.A.
Frank W. Wilkinson	46	1996	Secretary of the Corporation; President and Chief Operating Officer, First Century Bank, N.A.
William E. Albert	56	1984	Assistant Secretary of the Corporation; Senior Vice President and Cashier, First Century Bank, N.A.
J. Ronald Hypes	46	1994	Treasurer of the Corporation; Senior Vice President and Chief Financial Officer, First Century Bank, N.A.
Jeffery L. Forlines	52	1998	Senior Vice President and Chief Credit Officer, First Century Bank, N.A.
John P. Beckett, Jr.	58	2002	Senior Vice President and Trust Officer, First Century Bank, N.A.

OWNERSHIP OF COMPANY STOCK

Security Ownership of Directors and Named Executive Officers

The table below shows the number of shares of the common stock of the Company beneficially owned by the directors, the nominees for director and the named executive officers as of March 10, 2008. In addition, the table includes options exercisable within sixty (60) days of March 10, 2008, to purchase the number of shares indicated on the table pursuant to the Company’s Stock Option Plans.

All Directors and executive officers as a group owned 424,932 shares or 22.24% of the Company’s common stock.

Name and Address of Beneficial Owner	Total Shares Owned Beneficially	Stock Options Exercisable Within 60 days of March 10, 2008	Percentage
John P. Beckett	1,000	2,500	*
Dr. J. J. Booker(1)	3,865	—	*
Paul Cole, Jr. (2)	21,500	1,500	1.13%
Jeffery L. Forlines(3)	3,880	5,000	*
Eustace Frederick(4)	4,700	—	*
J. Ronald Hypes(5)	1,850	10,020	*
B. L. Jackson, Jr. (6)	14,988	1,500	*
Robert M. Jones	82,404	—	4.31%
Sam Jones(7)	3,895	—	*
Marshall S. Miller	2,600	1,500	*
Charles A. Peters(8)	13,260	1,500	*
John H. Shott	8,154	—	*
Walter L. Sowers	9,951	—	*
Wm. Chandler Swope(9)	2,100	1,500	*
J. Brookins Taylor(10)	37,296	—	1.95%
Frank W. Wilkinson(11)	18,450	10,175	*
R. W. Wilkinson(12)	193,400	33,820	10.12%

*	Indicates the Director owns less than 1% of the Company’s issued and outstanding shares.
(1)	All 3,865 shares are owned jointly with Mr. Booker’s wife.

(2)	Includes 21,000 shares owned of record by Mr. Cole. Also, includes 500 shares owned of record by Mr. Cole’s wife.
(3)	Includes 3,346 shares pledged as collateral.
(4)	Includes 3,500 shares owned of record by Mr. Frederick. Also, includes 1,200 shares owned of record by Mr. Frederick’s children.
(5)	Includes 379 shares owned jointly with Mr. Hypes’ wife, 300 shares owned of record by Mr. Hypes’ children and 1,171 shares held in Mr. Hypes’ individual retirement account.
(6)	Includes 7,593 shares owned of record by Mr. Jackson. Also, includes 6,524 shares owned of record by Mr. Jackson’s wife and 871 shares owned of record by Mr. Jackson’s children.
(7)	Includes 200 shares owned jointly with Mr. Jones’ wife and 3,695 held in Mr. Jones’ 401(k) plan.
(8)	Includes 11,255 shares owned of record by Mr. Peters. Also, includes 2,005 shares owned of record by Mr. Peters’ wife.
(9)	Includes 1,600 shares owned of record by Mr. Swope. Also includes 500 shares owned of record by Mr. Swope’s wife.
(10)	Dr. Taylor disclaims beneficial ownership of 36,696 shares which shares are held in trust for the benefit of Dr. Taylor’s wife.
(11)	Includes 13,300 shares owned of record by Mr. Wilkinson. Also includes 4,650 shares owned by Mr. Wilkinson’s children and 500 shares owned by Mr. Wilkinson’s wife.
(12)	Includes 125,000 shares pledged as collateral.

Principal Stockholders

The following table sets forth, as of March 10, 2008, the persons or entities who to the best information and knowledge of the Corporation, beneficially own more than 5% of the outstanding shares of the Corporation’s common stock. Except where otherwise indicated, the following stockholders are the record owners of, and possess sole voting and investment powers with respect to, all of their shares.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
R. W. Wilkinson 2207 Orchard Way Bluefield, West Virginia 24701	193,400		10.12%

The Ethel N. Bowen Foundation 500 Federal Street Bluefield, West Virginia 24701	130,000	(1)	6.80%

(1)	These shares are held by First Century Bank, N.A. as a safekeeping custodian for The Ethel N. Bowen Foundation. The Ethel N. Bowen Foundation is a private charitable foundation, the affairs of which are governed by a board of directors composed of four persons. Two of these directors are also directors of First Century Bankshares, Inc. and First Century Bank, N.A. and include: F. W. Wilkinson and R. W. Wilkinson. The other directors are Henry C. Bowen and B. K. Satterfield.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our Directors, executive officers and shareholders owning 10% or more of the common stock of the Company to file reports of holdings and transactions in First Century shares with the SEC. Based on our records and other information, we believe that in 2007 our Directors, executive officers and shareholders owning 10% or more of the common stock of the Company met all applicable SEC filing requirements, except for except for Dr. J. J. Booker and Samuel V. Jones, who each had one late report relating to their initial filing. Dr. J. J. Booker also had two late reports relating to three transactions.

REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION

OF PROXY PROPOSALS AND

OTHER BUSINESS OF SHAREHOLDERS

The Board is not aware of any matters that are expected to come before the Annual Meeting other than those referred to in this Proxy Statement. If any other matter should come before the Annual Meeting, the persons named in the accompanying proxy intend to vote the proxies in accordance with their best judgment.

Under the rules of the SEC, shareholder proposals intended to be presented at the Company’s 2009 Annual Meeting of Share-holders must be received by us, Attention: Chief Executive Officer, at our principal executive offices by December 31, 2008 for inclusion in the proxy statement and form of proxy relating to that meeting.

Stock Transfers

Current market quotations for the common stock of First Century Bankshares, Inc. are available on the OTC Bulletin Board under the symbol “FCBS”.

If you would like information about firms that make a market in our stock, you may contact J. Ronald Hypes, Treasurer, First Century Bankshares, Inc., 500 Federal Street, Bluefield, West Virginia 24701, or e-mail rhypes@firstcentury.com

FORM 10-K

The company will furnish without charge to each person whose proxy is being solicited, upon the request of any such person, a copy of the company’s Annual Report on Form 10-K for 2007. Requests for copies of such report should be directed to J. Ronald Hypes, Treasurer, First Century Bankshares, Inc., 500 Federal Street, Bluefield, West Virginia 24701.

Whether or not you plan to attend the Meeting, please mark, sign, date and promptly return the enclosed proxy in the enclosed envelope. No postage is required for mailing in the United States.

By Order of the Board of Directors,

March 24, 2008

Appendix A

First Century Bank, N.A.

Whistleblower Policy and Procedures

Purpose:

In accordance with the requirements of Section 301 of the Sarbanes Oxley Act of 2002, Audit committees must establish procedures for receiving and handling employee complaints regarding accounting, internal accounting controls, auditing and other matters, and for the confidential, anonymous submission by employees of such without fear of retaliation or adverse effect in their employment.

Inappropriate Action or Behavior:

The following are examples of actions or behavior that should be report:

•	Fraud or deliberate error in the preparation, evaluation, review or audit of any financial statement or accounting records of the Company.

•	Deviation from full and fair reporting of the Company’s financial condition.

•	Stealing or misappropriation of the Company or its’ customers funds or assets.

•	Deficiencies in or non-compliance with the Company’s Internal Accounting controls.

•	Misrepresentations or false statements.

•	Violation of Company policy, regulation or law.

Reporting Responsibility and Procedures:

Employees who become aware of any act or behavior described above have the right and responsibility to report such incidents to one or more of the following:

•	Your immediate supervisor *

•	Internal Auditor *

Cynthia L. Higgins, extension 3306

Email – chiggins@firstcentury.com

•	Chairperson of Audit Committee of the Board of Directors

Eustace Frederick

P.O. Box 4283

Bluefield, WV 24701

A-1

*	– If the issue involves one or more of these individuals, you must bring the matter directly to the attention of the Chairperson of the Audit Committee.

The Chairperson of the Audit Committee will be notified of all such complaints by any of the other individuals who receive such reports. A copy of any written complaint will be forwarded to the Chair of the Audit Committee.

Employees may make such reports on an anonymous basis if they so choose.

Confidentiality:

All reports made under these procedures will be handled with the maximum degree of confidentiality and information from the report will be shared only to the extent necessary to conduct a complete and fair investigation.

Non-retaliation:

The reporting of such action or behavior that an employee reasonably believes is inappropriate is an important component of our business ethics. Employees making such reports will be free from any retribution, retaliation or adverse action in their employment.

Any employee who discourages or prevents other employees from making such reports or seeking the help or assistance they need, will be subject to disciplinary action, up to and including termination.

Reporting:

On at least a quarterly basis, the Chairperson of the Audit Committee will report to the Audit Committee the receipt of any such complaints and the current status of the investigation and disposition at the conclusion of the investigation.

Employee Communication:

This policy will be communicated to all employees annually, will be posted on the Company’s intranet, incorporated into new employee orientation programs, and the Employee Handbook. The Human Resources Department will be responsible for such communications. A copy of this policy shall be signed by each employee and retained on file to evidence such communications.

A-2

Appendix B

First Century Bankshares, Inc.

Audit Committee Pre-Approval Policy and Procedures

Scope:

This document describes the process under which First Century Bankshares, Inc. Audit Committee will approve all audit and non-audit services of its principal independent auditor and any other auditor performing a statutory audit for a foreign subsidiary.

Process:

The Audit Committee must preapprove all services and associated fees provided to First Century Bankshares, Inc. and its consolidated subsidiaries by the company’s independent auditor. In evaluating services associated with this preapproval process, the following guidelines will be used to avoid situations that will affect the independence of the First Century Bankshares’ independent auditor:

•	The auditor cannot audit his or her own work;

•	The auditor cannot function as a part of management; and

•	The auditor cannot serve in an advocacy role for First Century Bankshares, Inc.

Consistent with the rules of the United States Securities and Exchange Commission (SEC), proposed services provided by First Century Bankshares’ auditor will be evaluated by grouping the fees under one of the following four categories: (1) Audit Service Fees, (2) Audit-Related Service Fees, (3) Tax Service Fees, and (4) All Other Service Fees. For purposes of assigning proposed services into one of these categories, the following definitions are provided:

(1)	Audit Services are services necessary only to complete the basic audit, sign the audit opinion, and perform the required quarterly reviews. This category is intended to include those services specifically required under United States Generally Accepted Auditing Standards. This category would also include services that generally only the auditor can reasonably provide such as comfort letters, statutory audits, attest services, consents and assistance with and review of document filed with the SEC. This work is typically done by the audit engagement team.

(2)	Audit-Related Services are assurance and related services that are traditionally performed by the independent auditor. These services would include employee benefit plan audits, due diligence related to mergers and acquisitions, accounting assistance and audits in connection with proposed or consummated acquisitions, internal control reviews and associated recommendations for improvement, and consultations concerning financial accounting and reporting standards and implications on First Century Bankshares, Inc.

(3)	Tax Services would include tax compliance, consultation and planning services provided by the professional staff in the independent auditor’s tax division. Tax compliance services generally involve preparation of original and amended tax returns, claims for refund and tax payment/planning services. Tax consultation and tax planning services encompass a diverse range of services and generally include assistance and representation in connection with tax audits and appeals, tax advice related to mergers and acquisitions, employee benefit plans, requests for rulings or technical advice from taxing authorities and assistance with collecting data for tax audits.

(4)	All Other Services would include services that do not fit into the definition of the three previous categories.

All proposed services to be performed by the independent auditors shall be discussed and approved at audit committee meetings for which there is a quorum of audit committee members. The audit committee will delegate to one audit committee the authority to preapprove a service provided to First Century Bankshares, Inc. independent auditor for cases where there is a need to get preapproval on a time urgent basis. In cases where the delegate preapproves a service provided by the independent auditor, approval shall be documented either by signature on a hard copy or by an email and this service must still be discussed and ratified at the next audit committee meeting. In all cases where approval is sought, the audit committee shall have available a schedule of fees approved to date by category for the current and prior years for reference.

The information presented to the audit committee relating to a proposed service should be sufficiently detailed so that the audit committee is informed about the particular service to be provided.

Prohibited Services:

The following services are considered to be in conflict with the three guidelines listed above and, therefore, will not be provided by First Century Bankshares, Inc. auditor:

•	bookkeeping or other services related to the accounting records or financial statements of First Century Bankshares, Inc.;

•	financial information systems design and implementation;

•	appraisal or valuation services, fairness opinions, or contribution-in-kind reports;

•	actuarial services;

•	internal audit outsourcing services;

•	management functions or human resources;

•	broker or dealer, investment adviser, or investment banking services;

•	legal services and expert services unrelated to the audit; and

•	any other service that the Public Company Accounting Oversight Board (PCAOB) determines, by regulation, is impermissible.

In addition, First Century Bankshares, Inc. will not engage such independent auditor to perform services that fall within the All Other Services category if, by performing this service, the auditor’s independence is impaired or creates a conflict with the guidelines specified above. Hence, it is desired to eliminate or minimize engaging its independent auditors to perform services for the Bank that fall within the All Other Services category. First Century Bankshares, Inc. may also be prohibited from using the company’s independent auditor for any service as resolved by the audit committee.

Note: An exemption may be granted by the PCAOB for First Century Bankshares’ independent auditor to provide the exempted services listed above as allowed by Section 10A of the Securities Exchange Act of 1934, as amended by Section 201 of the Sarbanes-Oxley Act of 2002.

Discussion Schedule:

The following schedule sets the Audit Committee meeting date in which certain specified services performed by the independent auditor shall be discussed:

Service	Category	Meeting Date
Annual audit of the current year’s financial statements	Audit	November
Quarterly reviews for the upcoming year	Audit	February
Statutory audits for the prior year’s statutory financial statements	Audit	February
Estimated consultation concerning financial accounting and reporting standards	Audit-related	February
Domestic and international tax compliance services (VAT, GST, etc.)	Tax	November
Estimated tax consultation services	Tax	November

Updates to the timing and fees of these proposed services will be discussed at the subsequent audit committee meetings. All other services will be scheduled on an as-needed basis.

Reporting:

Management shall provide the Audit Committee with yearly reports of all service fees by category incurred from First Century Bankshares’ independent auditor during the current fiscal year together with forecasts of additional services anticipated during the remainder of the year. These current year figures shall be shown with comparable figures during the prior year for reference.

Time Urgent Services Exception:

From time to time, First Century Bankshares’ independent auditor may be engaged to perform services for the Company on a time urgent basis. For this purpose, the Audit Committee Chairman may preapprove services to be performed by the independent auditor up to $50,000 so long as the services would not be prohibited by the guidelines of this policy. These services should promptly be presented to the Audit Committee for approval no later than the next scheduled Audit Committee meeting.

Review:

First Century Bankshares, Inc. shall review this process regularly to ensure it is consistent with current legislation and rules of the SEC.

☒	PLEASE MARK VOTES	REVOCABLE PROXY
	AS IN THIS EXAMPLE		With-	For All

				For	hold	Except
PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS OF FIRST CENTURY BANKSHARES, INC.	1.	To elect fourteen (14) directors of the Corporation for terms of one year, and until their successors are elected and qualified.		☐	☐	☐

The undersigned stockholder(s) of FIRST CENTURY BANKSHARES INC., hereby appoints and constitutes CHARLES A. PETERS, JOHN H. SHOTT, WM. CHANDLER SWOPE AND FRANK W. WILKINSON, or any one of them, but if more than one present, a majority of them present, to act as lawful attorney or proxy of the undersigned, with the power of substitution for and in the name, place and stead of the undersigned, to vote at the Annual Meeting of Stockholders of the Corporation to be held on April 22, 2008, at the First Century Bank Seminar Center, 525 Federal Street, Bluefield, West Virginia, at 3:00 p.m. or any adjournment thereof, for the following purposes and upon any other matters that may come before the meeting or any adjournment thereof, with all the powers the undersigned would possess if personally present, hereby revoking all previous proxies:

		Dr. J. J. Booker Paul Cole, Jr. Eustace Frederick B. L. Jackson, Jr. Robert M. Jones, M.D.	Samuel V. Jones Marshall S. Miller Charles A. Peters John H. Shott Walter L. Sowers	Wm. Chandler Swope J. Brookins Taylor, M.D. Frank. W. Wilkinson R.W. Wilkinson
INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

				For	Against	Abstain
	2.	To ratify the selection of the firm of Brown, Edwards & Company, L.L.P., as independent registered public accounting firm of the Corporation for the fiscal year ending December 31, 2008.		☐	☐	☐

3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly be brought before the meeting or any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted ratably FOR Proposal 1 and will be voted FOR Proposal 2.

Please be sure to sign and date this Proxy in the box below.	Date	I/We will attend the Annual Meeting	☐
Stockholder sign above Co-holder (if any) sign above

(When signing as an attorney, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. For joint accounts, each joint owner should sign.)

+	+

¿  Detach above card, sign, date and mail in postage paid envelope provided.  ¿

FIRST CENTURY BANKSHARES, INC.

PLEASE ACT PROMPTLY SIGN, DATE & MAIL YOUR PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.